Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $61.2 MILLION
Stability amidst latest banking challenges

Rockland, Massachusetts (April 20, 2023) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2023 first quarter net income of $61.2 million, or $1.36 per diluted share, compared to 2022 fourth quarter net income of $77.0 million, or $1.69 per diluted share. First quarter results were driven primarily by increases in interest expense, reflecting both an increase in overall cost of deposits as well as an increase in levels of borrowings as result of deposit balance reductions.

The Company generated a return on average assets and a return on average common equity of 1.30% and 8.63%, respectively, for the first quarter of 2023, as compared to 1.56% and 10.70%, respectively, for the prior quarter.

“Rockland Trust remains strong. Our disciplined underwriting and comprehensive capital and liquidity planning positions us well to navigate the current landscape.” said Jeffrey Tengel, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “We remain confident that our balance sheet management strategies will continue to serve us in the weeks and months ahead. Our diverse business model, focus on core relationships, and service excellence have been the foundational keys to our success over these many years and these key attributes will continue to guide us.”

BALANCE SHEET

Total assets of $19.4 billion at March 31, 2023 increased by $148.2 million, or 0.8% compared to the prior quarter, due primarily to higher on-balance sheet liquidity in the form of cash balances. Total assets decreased by $716.8 million, or 3.6%, as compared to March 31, 2022, fueled primarily by lower deposit levels and associated cash balances compared to the prior year.

Total loans at March 31, 2023 of $13.9 billion increased by $19.3 million, or 0.1% (0.6% annualized), compared to the prior quarter level. The commercial portfolio decreased by $26.7 million, or 0.2% during the quarter, reflecting approximately $159.9 million of transfers from construction to commercial real estate, as well as an overall cautious posture over new commitments. Small business loans rose modestly in the first quarter. As in prior quarters, the vast majority of residential real estate originations were retained on the balance sheet, resulting in growth of $60.1 million, or 3.0% for the quarter, while home equity balances remained relatively flat.

Deposit balances of $15.3 billion at March 31, 2023 decreased by $606.8 million, or 3.8%, from December 31, 2022, primarily reflective of industry wide dislocations in the first quarter along with seasonality, a competitive rate environment, and redeployment of customer excess liquidity due to inflationary and other factors. Core deposits declined to 85.6% of total deposits at March 31, 2023, compared to 87.9% at December 31, 2022, driven primarily by core deposit outflows in conjunction with growth in higher yielding time deposits, which increased $259.6 million, or 21.7%, in comparison to prior quarter. The total cost of deposits for the quarter increased 24 basis points to 0.59% in line with the higher rate environment.

Borrowings increased by $879.0 million during the first quarter of 2023 in response to deposit balance reductions and share repurchase activity, as well as preemptive measures to bolster on-balance sheet liquidity in response to the high deposit risk environment experienced across the industry during the month of March. The additional borrowings were comprised primarily of short term borrowings from the Federal Home Loan Bank. In conjunction with these borrowings, the Company entered into $300 million of hedges resulting in a weighted average cost of 3.7% over an average term of 3.5 years.

The securities portfolio decreased by $19.3 million, or 0.6%, compared to December 31, 2022 driven primarily by paydowns, calls, and maturities, partially offset by unrealized gains of $22.2 million in the available for sale portfolio. Total securities represented 16.0% of total assets at March 31, 2023, as compared to 16.2% at December 31, 2022.

During the first quarter of 2023, the Company repurchased 1.6 million shares of common stock for $120 million at an average price per share of $74.18, marking the full completion of its share repurchase program announced in October 2022. Stockholders' equity at March 31, 2023 decreased 1.9% when compared to December 31, 2022, driven primarily by the impact of the share repurchases, partially offset by strong earnings retention and other comprehensive income. The Company's ratio of common equity to assets of 14.56% at March 31, 2023 represented a decrease of 40 basis points, or 2.7% from December 31, 2022 and a decrease of 15 basis points, or 1.0%, from March 31, 2022. Despite the stock repurchase activity, the Company's book value per share increased by $0.92, or 1.5%, to $64.17 during the first quarter as compared to the prior quarter. The Company's tangible book value per share at March 31, 2023 rose by $0.19, or 0.5%, from the prior quarter to $41.31, and represented an increase of 0.4% from the year ago period. The Company's ratio of tangible common equity to tangible assets of 9.89% at March 31, 2023 represented a decrease of 37 basis points from the prior quarter and a decrease of 29 basis points from the year ago period. Please refer to Appendix A for a detailed reconciliation of Non-GAAP balance sheet metrics.

NET INTEREST INCOME

Net interest income for the first quarter of 2023 decreased 5.6% to $159.0 million compared to $168.4 million for the prior quarter, driven primarily by higher funding costs due to raised deposit pricing along with increased borrowings, resulting in a reduction in net interest margin of six basis points to 3.79% for the quarter. Core margin decreased four basis points to 3.78% for the first quarter of 2023, when excluding purchase accounting and other non-core items. Please refer to Appendix C for additional details regarding the net interest margin and Non-GAAP reconciliation of core margin.

NONINTEREST INCOME

Noninterest income of $28.2 million for the first quarter of 2023 represented a decrease $4.1 million, or 12.6%, as compared to the prior quarter. Significant changes in noninterest income for the first quarter of 2023 compared to the prior quarter included the following:

•Investment management income decreased by $615,000, or 5.9%, despite an overall increase in assets under administration, due primarily to timing of new asset inflows and reduced fee ratios experienced during the first quarter. Total assets under administration rose by $352.3 million, or 6.1%, to $6.1 billion during the first quarter of 2023.

•Mortgage banking income decreased by $218,000 in comparison to the prior quarter primarily reflecting reduced fees and lower mortgage service asset valuation.

•The increase in cash surrender value of life insurance policies declined by $282,000, or 13.2%, due primarily to annual dividends received during the fourth quarter of 2022. The Company also received proceeds on life insurance policies resulting in a gain of $11,000 for the first quarter, as compared to a gain of $691,000 in the prior quarter.

•Loan level derivative income decreased by $1.0 million due primarily to lower customer demand.

•Other noninterest income decreased by $1.3 million, or 18.1%, due primarily to an $894,000 gain on the sale of a closed branch facility recognized during the fourth quarter of 2022 with no such gain during the first quarter of 2023, as well as a $372,000 decrease associated with tax credit purchases.

NONINTEREST EXPENSE

Noninterest expense of $98.7 million for the first quarter of 2023 represented a $3.8 million, or 4.0%, increase as compared to the prior quarter. Significant changes in noninterest expense for the first quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased by $3.2 million, or 6.0%, due primarily to CEO transition related expenses, increased payroll taxes, and valuation changes in the Company's life insurance obligations, partially offset by decreased incentive programs.

•Occupancy and equipment increased by $236,000, or 1.9%, due mainly to seasonal increases in snow removal costs and utility costs, partially offset by reduced building repairs and maintenance and landscaping expenses.

•FDIC assessment increased by $884,000, or 51.2%, due primarily to increased assessment rates.

•Other noninterest expense decreased by $637,000, or 2.6%, due primarily to decreases in advertising and consultant fees.

The Company’s tax rate for the first quarter of 2023 increased to 24.69%, compared to 23.18% for the prior quarter, primarily due to the recognition of discrete items realized during the fourth quarter of 2022.

ASSET QUALITY

The first quarter provision for credit losses of $7.3 million primarily reflects an additional reserve allocation associated with further credit deterioration of a large commercial and industrial credit that migrated to nonperforming status during 2022, resulting in a full specific reserve allocation on the loan. Nonperforming loans increased slightly during the quarter to $56.2 million, or 0.40% of total loans at March 31, 2023, as compared to $54.9 million, or 0.39% of total loans at December 31, 2022. Net charge-offs were minimal at $538,000 or 0.02% of average loans annualized for the first quarter of 2023. Delinquency as a percentage of total loans decreased three basis points from the prior quarter to 0.27% at March 31, 2023.

The allowance for credit losses on total loans was $159.1 million, or 1.14% of total loans at March 31, 2023, as compared to $152.4 million, or 1.09% of total loans, at December 31, 2022.

CONFERENCE CALL INFORMATION

Jeffrey Tengel, Chief Executive Officer, and Mark Ruggiero, Chief Financial Officer and Executive Vice President of Consumer Lending, will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Time on Friday, April 21, 2023. Internet access to the call is available on the Company’s website at https://INDB.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 3587499 and will be available through April 28, 2023. Additionally, a webcast replay will be available on the Company's website until April 21, 2024.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2022 list, an honor earned for the 14th consecutive year. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, and numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust's sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. In addition, Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through over 120 retail branches, commercial and residential lending centers, and investment management offices located throughout Eastern Massachusetts as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area;
•the effects of inflationary pressures, labor market shortages and supply chain issues;
•the instability or volatility in financial markets and unfavorable general economic or business conditions, globally, nationally or regionally, caused by geopolitical concerns, including as a result of the conflict between Russia and Ukraine, and as a result of recent disruptions in the banking industry;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws and changes in tax laws;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of the London Interbank Offered Rate ("LIBOR");
•increased competition in the Company’s market areas;

•adverse weather, changes in climate, natural disasters, geopolitical concerns, including those arising from the conflict between Russia and Ukraine;
•the emergence of widespread health emergencies or pandemics, any further resurgences or variants of the COVID-19 virus, actions taken by governmental authorities in response thereto, other public health crises or man-made events, and their impact on the Company's local economies or the Company's operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, or uncertainties surrounding the debt ceiling and the federal budget;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business, including any such changes in laws and regulations as a result of recent disruptions in the banking industry, and the associated costs of such changes;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release and the appendices attached to it contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information may include operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, core net interest margin ("core margin"), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets and operating return on average common equity, exclude items that management believes are unrelated to the Company's core banking business such as merger and acquisition expenses, provision for credit losses on acquired loan portfolios, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments, or other adjustments such as nonaccrual interest reversals/recoveries and prepayment penalties. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, core margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Jeffrey Tengel
President and Chief Executive Officer
(781) 982-6144

Mark J. Ruggiero
Chief Financial Officer and
Executive Vice President of Consumer Lending
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	March 31 2023	December 31 2022	March 31 2022	Mar 2023 vs.	Mar 2023 vs.
				Dec 2022	Mar 2022
Assets
Cash and due from banks	$179,923	$175,843	$173,779	2.32%	3.54%
Interest-earning deposits with banks	322,621	177,090	1,666,580	82.18%	(80.64)%
Securities
Trading	4,469	3,888	3,956	14.94%	12.97%
Equities	21,503	21,119	22,611	1.82%	(4.90)%
Available for sale	1,405,602	1,399,154	1,552,731	0.46%	(9.48)%
Held to maturity	1,678,376	1,705,120	1,282,441	(1.57)%	30.87%
Total securities	3,109,950	3,129,281	2,861,739	(0.62)%	8.67%
Loans held for sale	1,130	2,803	6,144	(59.69)%	(81.61)%
Loans
Commercial and industrial	1,649,882	1,635,103	1,566,192	0.90%	5.34%
Commercial real estate	7,820,094	7,760,230	7,897,616	0.77%	(0.98)%
Commercial construction	1,046,310	1,154,413	1,153,945	(9.36)%	(9.33)%
Small business	225,866	219,102	200,405	3.09%	12.70%
Total commercial	10,742,152	10,768,848	10,818,158	(0.25)%	(0.70)%
Residential real estate	2,095,644	2,035,524	1,706,045	2.95%	22.84%
Home equity - first position	556,534	566,166	577,881	(1.70)%	(3.69)%
Home equity - subordinate positions	534,221	522,584	447,934	2.23%	19.26%
Total consumer real estate	3,186,399	3,124,274	2,731,860	1.99%	16.64%
Other consumer	19,401	35,553	30,009	(45.43)%	(35.35)%
Total loans	13,947,952	13,928,675	13,580,027	0.14%	2.71%
Less: allowance for credit losses	(159,131)	(152,419)	(144,518)	4.40%	10.11%
Net loans	13,788,821	13,776,256	13,435,509	0.09%	2.63%
Federal Home Loan Bank stock	40,303	5,218	11,407	672.38%	253.32%
Bank premises and equipment, net	195,921	196,504	199,106	(0.30)%	(1.60)%
Goodwill	985,072	985,072	985,072	—%	—%
Other intangible assets	23,253	25,068	30,759	(7.24)%	(24.40)%
Cash surrender value of life insurance policies	295,268	293,323	291,192	0.66%	1.40%
Other assets	500,140	527,716	497,891	(5.23)%	0.45%
Total assets	$19,442,402	$19,294,174	$20,159,178	0.77%	(3.56)%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$5,083,678	$5,441,584	$5,537,156	(6.58)%	(8.19)%
Savings and interest checking accounts	5,638,781	5,898,009	6,247,806	(4.40)%	(9.75)%
Money market	3,094,362	3,343,673	3,579,820	(7.46)%	(13.56)%
Time certificates of deposit	1,455,351	1,195,741	1,398,610	21.71%	4.06%
Total deposits	15,272,172	15,879,007	16,763,392	(3.82)%	(8.90)%
Borrowings
Federal Home Loan Bank borrowings	879,628	637	25,660	nm	3,328.01%
Junior subordinated debentures, net	62,856	62,855	62,854	—%	—%
Subordinated debentures, net	49,909	49,885	49,814	0.05%	0.19%
Total borrowings	992,393	113,377	138,328	775.30%	617.42%
Total deposits and borrowings	16,264,565	15,992,384	16,901,720	1.70%	(3.77)%
Other liabilities	346,928	415,089	292,019	(16.42)%	18.80%
Total liabilities	16,611,493	16,407,473	17,193,739	1.24%	(3.39)%
Stockholders' equity
Common stock	439	455	472	(3.52)%	(6.99)%
Additional paid in capital	1,995,077	2,114,888	2,247,518	(5.67)%	(11.23)%

Retained earnings	971,338	934,442	795,651	3.95%	22.08%
Accumulated other comprehensive loss, net of tax	(135,945)	(163,084)	(78,202)	(16.64)%	73.84%
Total stockholders' equity	2,830,909	2,886,701	2,965,439	(1.93)%	(4.54)%
Total liabilities and stockholders' equity	$19,442,402	$19,294,174	$20,159,178	0.77%	(3.56)%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2023	December 31 2022	March 31 2022	Mar 2023 vs.	Mar 2023 vs.
				Dec 2022	Mar 2022
Interest income
Interest on federal funds sold and short-term investments	$665	$4,163	$886	(84.03)%	(24.94)%
Interest and dividends on securities	15,310	15,789	10,044	(3.03)%	52.43%
Interest and fees on loans	170,926	164,153	129,625	4.13%	31.86%
Interest on loans held for sale	34	22	64	54.55%	(46.88)%
Total interest income	186,935	184,127	140,619	1.53%	32.94%
Interest expense
Interest on deposits	22,675	14,325	2,107	58.29%	976.17%
Interest on borrowings	5,262	1,447	1,080	263.65%	387.22%
Total interest expense	27,937	15,772	3,187	77.13%	776.59%
Net interest income	158,998	168,355	137,432	(5.56)%	15.69%
Provision for (release of) credit losses	7,250	5,500	(2,000)	31.82%	(462.50)%
Net interest income after provision for (release of) credit losses	151,748	162,855	139,432	(6.82)%	8.83%
Noninterest income
Deposit account fees	5,916	5,788	5,493	2.21%	7.70%
Interchange and ATM fees	4,184	4,282	3,609	(2.29)%	15.93%
Investment management	9,779	10,394	8,673	(5.92)%	12.75%
Mortgage banking income	308	526	1,362	(41.44)%	(77.39)%
Increase in cash surrender value of life insurance policies	1,854	2,136	1,795	(13.20)%	3.29%
Gain on life insurance benefits	11	691	—	(98.41)%	100.00%
Loan level derivative income	408	1,421	604	(71.29)%	(32.45)%
Other noninterest income	5,782	7,064	4,736	(18.15)%	22.09%
Total noninterest income	28,242	32,302	26,272	(12.57)%	7.50%
Noninterest expenses
Salaries and employee benefits	56,975	53,754	48,711	5.99%	16.97%
Occupancy and equipment expenses	12,822	12,586	13,302	1.88%	(3.61)%
Data processing and facilities management	2,527	2,442	2,372	3.48%	6.53%
FDIC assessment	2,610	1,726	1,805	51.22%	44.60%
Merger and acquisition expense	—	—	7,100	nm	(100.00)%
Other noninterest expenses	23,727	24,364	22,210	(2.61)%	6.83%
Total noninterest expenses	98,661	94,872	95,500	3.99%	3.31%
Income before income taxes	81,329	100,285	70,204	(18.90)%	15.85%
Provision for income taxes	20,082	23,242	17,107	(13.60)%	17.39%
Net Income	$61,247	$77,043	$53,097	(20.50)%	15.35%

Weighted average common shares (basic)	45,004,100	45,641,605	47,366,753
Common share equivalents	19,564	20,090	20,711
Weighted average common shares (diluted)	45,023,664	45,661,695	47,387,464

Basic earnings per share	$1.36	$1.69	$1.12	(19.53)%	21.43%
Diluted earnings per share	$1.36	$1.69	$1.12	(19.53)%	21.43%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):

Net income	$61,247	$77,043	$53,097
Noninterest expense components
Add - merger and acquisition expenses	—	—	7,100
Noncore increases to income before taxes	—	—	7,100
Net tax benefit associated with noncore items (1)	—	—	(1,995)
Noncore increases to net income	—	—	5,105
Operating net income (Non-GAAP)	$61,247	$77,043	$58,202	(20.50)%	5.23%

Diluted earnings per share, on an operating basis (Non-GAAP)	$1.36	$1.69	$1.23	(19.53)%	10.57%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.79%	3.85%	3.09%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.30%	1.56%	1.06%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average assets)	1.30%	1.56%	1.17%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	8.63%	10.70%	7.16%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average common equity)	8.63%	10.70%	7.85%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	13.30%	16.57%	10.82%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing net operating net income by average tangible common equity)	13.30%	16.57%	11.86%
Noninterest income as a % of total revenue (calculated by dividing total noninterest income by net interest income plus total noninterest income)	15.08%	16.10%	16.05%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	15.08%	16.10%	16.05%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	52.69%	47.28%	58.34%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	52.69%	47.28%	54.00%
nm = not meaningful

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	March 31 2023	December 31 2022	March 31 2022
Nonperforming loans
Commercial & industrial loans	$26,343	$26,693	$3,517
Commercial real estate loans	18,038	15,730	40,470
Small business loans	242	104	20
Residential real estate loans	8,178	8,479	8,457
Home equity	3,305	3,400	3,761
Other consumer	129	475	393
Total nonperforming loans	56,235	54,881	56,618
Total nonperforming assets	$56,235	$54,881	$56,618

Nonperforming loans/gross loans	0.40%	0.39%	0.42%
Nonperforming assets/total assets	0.29%	0.28%	0.28%
Allowance for credit losses/nonperforming loans	282.98%	277.73%	255.25%
Allowance for credit losses/total loans	1.14%	1.09%	1.06%
Delinquent loans/total loans	0.27%	0.30%	0.29%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2023	December 31 2022	March 31 2022

Nonperforming assets beginning balance	$54,881	$56,017	$27,820
New to nonperforming	5,416	5,734	33,754
Loans charged-off	(815)	(660)	(706)
Loans paid-off	(1,915)	(2,448)	(1,485)
Loans restored to performing status	(1,352)	(3,846)	(2,702)
Other	20	84	(63)
Nonperforming assets ending balance	$56,235	$54,881	$56,618

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2023	December 31 2022	March 31 2022
Net charge-offs (recoveries)
Commercial and industrial loans	$276	$(5)	$(13)
Commercial real estate loans	—	—	(3)
Small business loans	(3)	135	22
Home equity	(16)	(16)	(2)
Other consumer	281	280	400
Total net charge-offs (recoveries)	$538	$394	$404

Net charge-offs (recoveries) to average loans (annualized)	0.02%	0.01%	0.01%
esi

BALANCE SHEET AND CAPITAL RATIOS
	March 31 2023	December 31 2022	March 31 2022
Gross loans/total deposits	91.33%	87.72%	81.01%
Common equity tier 1 capital ratio (1)	13.83%	14.33%	14.45%
Tier 1 leverage capital ratio (1)	10.78%	10.99%	10.62%
Common equity to assets ratio GAAP	14.56%	14.96%	14.71%
Tangible common equity to tangible assets ratio (2)	9.89%	10.26%	10.18%
Book value per share GAAP	$64.17	$63.25	$62.59
Tangible book value per share (2)	$41.31	$41.12	$41.15
(1) Estimated number for March 31, 2023.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$73,608	$665	3.66%	$466,691	$4,163	3.54%	$1,906,164	$886	0.19%
Securities
Securities - trading	4,095	—	—%	3,732	—	—%	3,732	—	—%
Securities - taxable investments	3,117,024	15,309	1.99%	3,147,635	15,787	1.99%	2,726,281	10,043	1.49%
Securities - nontaxable investments (1)	193	2	4.20%	189	2	4.20%	201	1	2.02%
Total securities	$3,121,312	$15,311	1.99%	$3,151,556	$15,789	1.99%	$2,730,214	$10,044	1.49%
Loans held for sale	2,474	34	5.57%	1,607	22	5.43%	9,475	64	2.74%
Loans
Commercial and industrial (1)	1,618,330	26,572	6.66%	1,560,885	23,258	5.91%	1,535,619	17,031	4.50%
Commercial real estate (1)	7,773,007	89,581	4.67%	7,732,925	88,508	4.54%	7,911,349	76,030	3.90%
Commercial construction	1,134,469	16,467	5.89%	1,223,695	17,205	5.58%	1,190,659	12,268	4.18%
Small business	222,543	3,219	5.87%	213,384	2,995	5.57%	194,819	2,416	5.03%
Total commercial	10,748,349	135,839	5.13%	10,730,889	131,966	4.88%	10,832,446	107,745	4.03%
Residential real estate	2,056,524	19,358	3.82%	2,001,042	18,334	3.64%	1,649,157	13,697	3.37%
Home equity	1,089,056	16,244	6.05%	1,088,846	14,339	5.22%	1,032,308	8,662	3.40%
Total consumer real estate	3,145,580	35,602	4.59%	3,089,888	32,673	4.20%	2,681,465	22,359	3.38%
Other consumer	32,767	577	7.14%	34,638	595	6.82%	29,814	489	6.65%
Total loans	$13,926,696	$172,018	5.01%	$13,855,415	$165,234	4.73%	$13,543,725	$130,593	3.91%
Total interest-earning assets	$17,124,090	$188,028	4.45%	$17,475,269	$185,208	4.20%	$18,189,578	$141,587	3.16%
Cash and due from banks	181,402			184,985			171,533
Federal Home Loan Bank stock	14,714			5,218			11,407
Other assets	1,844,556			1,871,241			1,851,196
Total assets	$19,164,762			$19,536,713			$20,223,714
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$5,745,357	$7,473	0.53%	$5,966,326	$4,921	0.33%	$6,255,843	$598	0.04%
Money market	3,243,322	10,393	1.30%	3,408,441	7,492	0.87%	3,608,793	559	0.06%
Time deposits	1,293,987	4,809	1.51%	1,175,667	1,912	0.65%	1,466,651	950	0.26%
Total interest-bearing deposits	$10,282,666	$22,675	0.89%	$10,550,434	$14,325	0.54%	$11,331,287	$2,107	0.08%
Borrowings
Federal Home Loan Bank borrowings	298,413	3,644	4.95%	639	2	1.24%	25,696	133	2.10%
Long-term borrowings	—	—	—%	—	—	—%	9,063	31	1.39%
Junior subordinated debentures	62,856	1,001	6.46%	62,855	827	5.22%	62,853	299	1.93%
Subordinated debentures	49,897	617	5.01%	49,873	618	4.92%	49,800	617	5.02%
Total borrowings	$411,166	$5,262	5.19%	$113,367	$1,447	5.06%	$147,412	$1,080	2.97%
Total interest-bearing liabilities	$10,693,832	$27,937	1.06%	$10,663,801	$15,772	0.59%	$11,478,699	$3,187	0.11%
Noninterest-bearing demand deposits	5,219,531			5,606,055			5,443,465
Other liabilities	374,195			410,679			293,597
Total liabilities	$16,287,558			$16,680,535			$17,215,761

Stockholders' equity	2,877,204			2,856,178			3,007,953
Total liabilities and stockholders' equity	$19,164,762			$19,536,713			$20,223,714

Net interest income		$160,091			$169,436			$138,400

Interest rate spread (2)			3.39%			3.61%			3.05%

Net interest margin (3)			3.79%			3.85%			3.09%

Supplemental Information
Total deposits, including demand deposits	$15,502,197	$22,675		$16,156,489	$14,325		$16,774,752	$2,107
Cost of total deposits			0.59%			0.35%			0.05%
Total funding liabilities, including demand deposits	$15,913,363	$27,937		$16,269,856	$15,772		$16,922,164	$3,187
Cost of total funding liabilities			0.71%			0.38%			0.08%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $1.1 million for both the three months ended March 31, 2023 and December 31, 2022, and $968,000 for the three months ended March 31, 2022, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity to tangible assets ratio and tangible book value per share, at the dates indicated:

	March 31 2023	December 31 2022	March 31 2022
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$2,830,909	$2,886,701	$2,965,439	(a)
Less: Goodwill and other intangibles	1,008,325	1,010,140	1,015,831
Tangible common equity	$1,822,584	$1,876,561	$1,949,608	(b)
Tangible assets
Assets (GAAP)	$19,442,402	$19,294,174	$20,159,178	(c)
Less: Goodwill and other intangibles	1,008,325	1,010,140	1,015,831
Tangible assets	$18,434,077	$18,284,034	$19,143,347	(d)

Common Shares	44,114,827	45,641,238	47,377,125	(e)

Common equity to assets ratio (GAAP)	14.56%	14.96%	14.71%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.89%	10.26%	10.18%	(b/d)
Book value per share (GAAP)	$64.17	$63.25	$62.59	(a/e)
Tangible book value per share (Non-GAAP)	$41.31	$41.12	$41.15	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio, as well as the average tangible common equity used to calculate return on average tangible common equity and operating return on tangible common equity for the periods indicated:

	Three Months Ended
	March 31 2023	December 31 2022	March 31 2022
Net interest income (GAAP)	$158,998	$168,355	$137,432

Noninterest income (GAAP)	$28,242	$32,302	$26,272
Noninterest income on an operating basis (Non-GAAP)	$28,242	$32,302	$26,272

Noninterest expense (GAAP)	$98,661	$94,872	$95,500
Less:
Merger and acquisition expense	—	—	7,100
Noninterest expense on an operating basis (Non-GAAP)	$98,661	$94,872	$88,400

Total revenue (GAAP)	$187,240	$200,657	$163,704
Total operating revenue (Non-GAAP)	$187,240	$200,657	$163,704

Net income (GAAP)	$61,247	$77,043	$53,097
Operating net income (Non-GAAP) (See income statement for reconciliation of GAAP to Non-GAAP)	$61,247	$77,043	$58,202

Average common equity (GAAP)	$2,877,204	$2,856,178	$3,007,953
Less: Average goodwill and other intangibles	1,009,340	1,011,091	1,017,040
Tangible average tangible common equity (Non-GAAP)	$1,867,864	$1,845,087	$1,990,913

Ratios
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by total revenue)	15.08%	16.10%	16.05%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by total revenue)	15.08%	16.10%	16.05%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	52.69%	47.28%	58.34%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	52.69%	47.28%	54.00%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	13.30%	16.57%	10.82%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized net operating net income by average tangible common equity)	13.30%	16.57%	11.86%

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	Three Months Ended
	March 31, 2023			December 31, 2022
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported total interest earning assets	$17,124,090	$160,091	3.79%	$17,475,269	$169,436	3.85%
Acquisition fair value marks:
Loan amortization (accretion)		(287)			259
CD amortization		11			11
		(276)	—%		270	0.01%

Nonaccrual interest, net		(12)	—%		(95)	—%

Other noncore adjustments*	(7,396)	(361)	(0.01)%	(9,935)	(1,366)	(0.04)%

Core margin (Non-GAAP)	$17,116,694	$159,442	3.78%	$17,465,334	$168,245	3.82%
* Other noncore adjustments include impact from loans made under the payroll protection program